Exhibit 2

                           STOCK PURCHASE AGREEMENT

                                  dated as of

                              September 25, 2007

                                     among

                      QUADRANGLE CAPITAL PARTNERS II LP,

                       QUADRANGLE SELECT PARTNERS II LP,

                     QUADRANGLE CAPITAL PARTNERS II-A LP,

               CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.,

                          CVC/SSB EMPLOYEE FUND, L.P.

                                      and

                            CVC EXECUTIVE FUND LLC

                       relating to the purchase and sale

                                      of

          5,528,222 shares of common stock, par value $0.01 per share of

                             NTELOS HOLDINGS CORP.

                               TABLE OF CONTENTS

                                                                           Page

                                   ARTICLE 1
                                  DEFINITIONS

Section 1.01.  Definitions...................................................1
Section 1.02.  Other Definitional and Interpretative Provisions..............4

                                   ARTICLE 2
                               PURCHASE AND SALE

Section 2.01.  Initial Purchase and Sale.....................................4
Section 2.02.  Second Purchase and Sale......................................5
Section 2.03.  Third Purchase And Sale.......................................5
Section 2.04.  Closings......................................................5

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.01.  Organization and Power........................................7
Section 3.02.  Authorization.................................................7
Section 3.03.  Governmental Authorization....................................7
Section 3.04.  Noncontravention..............................................7
Section 3.05.  Ownership of Shares...........................................7
Section 3.06.  Litigation....................................................8
Section 3.07.  Finders' Fees.................................................8
Section 3.08.  No Reliance...................................................8

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01.  Corporate Existence and Power.................................9
Section 4.02.  Authorization.................................................9
Section 4.03.  Governmental Authorization....................................9
Section 4.04.  Noncontravention..............................................9
Section 4.05.  Purchase for Investment.......................................9
Section 4.06.  Litigation....................................................9
Section 4.07.  Finders' Fees.................................................0
Section 4.08.  No Reliance...................................................0

                                   ARTICLE 5
                                    RELEASE

Section 5.01.  Release of Claims............................................10

                                   ARTICLE 6
                        COVENANTS OF BUYERS AND SELLERS

Section 6.01.  Notices Of Certain Events....................................11
Section 6.02.  Reasonable Best Efforts; Further Assurances..................11
Section 6.03.  Certain Filings..............................................12
Section 6.04.  Public Announcements.........................................12

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

Section 7.01.  Conditions to Obligations of the Buyers and Sellers..........12
Section 7.02.  Conditions to Obligation of Buyer............................13
Section 7.03.  Conditions to Obligation of Seller...........................13

                                   ARTICLE 8
                                   SURVIVAL

Section 8.01.  Survival.....................................................14

                                   ARTICLE 9
                                  TERMINATION

Section 9.01.  Grounds for Termination......................................14
Section 9.02.  Effect of Termination........................................14

                                  ARTICLE 10
                                 MISCELLANEOUS

Section 10.01.  Notices.....................................................15
Section 10.02.  Amendments and Waivers......................................16
Section 10.03.  Effect of any Stock Split, Reorganization, etc..............16
Section 10.04.  Expenses....................................................16
Section 10.05.  Successors and Assigns......................................16
Section 10.06.  Governing Law...............................................16
Section 10.07.  Jurisdiction................................................16
Section 10.08.  WAIVER OF JURY TRIAL........................................17
Section 10.09.  Counterparts; Effectiveness; Third Party Beneficiaries......17
Section 10.10.  Entire Agreement............................................17
Section 10.11.  Severability................................................17
Section 10.12.  Specific Performance........................................18

Exhibits

Exhibit A.........Maximum Amount of Shares of Common Stock

                           STOCK PURCHASE AGREEMENT

         AGREEMENT (this "Agreement") dated as of September 25, 2007 among (i) Quadrangle Capital Partners II LP, a Delaware limited partnership, Quadrangle Select Partners II LP, a Delaware limited partnership, and Quadrangle Capital Partners II-A LP, a Delaware limited partnership (collectively, the "Buyers") and (ii) Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership, CVC/SSB Employee Fund, L.P., a Delaware limited partnership, and CVC Executive Fund LLC, a Delaware limited liability company (collectively, the "Sellers").

                             W I T N E S S E T H:

         WHEREAS, the Sellers are the record and beneficial owners of 5,528,222 shares of Common Stock (the "Shares") of the Company and desire to sell the Shares to the Buyers, and the Buyers desire to purchase the Shares from the Sellers, upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of any Seller or Buyer.

         "Applicable Law" means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

         "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

         "Closing" means the Initial Closing, the Second Closing or the Third Closing, as the context requires.

         "Closing Date" means the date of the Initial Closing Date, the Second Closing Date or the Third Closing Date, as the context requires.

         "Company" means NTELOS Holdings Corp., a Delaware corporation.

         "Governmental Authority" means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Value" means the greater of the Market Price or $26.50.

         "Initial Closing" means the closing of the purchase and sale of the Initial Shares pursuant to Section 2.01.

         "Initial Closing Date" means the date of the Initial Closing.

         "Knowledge" of any Person that is not an individual means the actual knowledge of such Person's officers or the officers of the entity or entities controlling such Person.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

         "Market Price" means the market price of one share of Common Stock determined in accordance with Rule 801.10 of the Rules adopted under the HSR Act.

         "Maximum Amount" means, with respect to each Buyer, the maximum aggregate number of shares of Common Stock to be purchased pursuant to this Agreement by such Buyer as set forth opposite such Buyer's name on Exhibit A hereto.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

         "Pro Rata Percentage" means 98.088% for Citigroup Venture Capital Equity Partners, L.P., 1.011% for CVC/SSB Employee Fund, L.P., and 0.901% for CVC Executive Fund LLC or such other percentage as may be determined by Citigroup Venture Capital Equity Partners, L.P. equaling 100.000% in the aggregate.

         "Released Claims" means any and all past, present or future claims, actions and causes of action in law or equity, suits, obligations, debts, demands, agreements, promises, liabilities, controversies, damages, losses, attorneys' fees, costs or expenses of any kind whatsoever ("Claims"), by any Seller against the Company, the Company's board of directors, its current directors, its former directors, Affiliates or its shareholders, or its Subsidiaries, whether individually or collectively, whether based on common law or on any federal or state statute, rule, regulation, or other law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, suspected or unsuspected, fixed or contingent, raised or not raised (regardless of whether such claim could be raised), and whether or not concealed or hidden, arising out of, based upon or related to the actions of the Company, its Board of Directors, its former directors, Affiliates or its shareholders, or its Subsidiaries, including, but not limited to, the actions taken in connection with this Agreement; provided that, with respect to any Claims by any Seller which do not arise out of or relate to such Seller's ownership of any securities of the Company, Released Claims shall not include any Claims the basis of which such Seller has no Knowledge as of the date hereof.

         "Second Closing" means the closing of the purchase and sale of the Second Closing Shares pursuant to Section 2.02.

         "Second Closing Date" means the date of the Second Closing.

         "Shareholders Agreement" means the Amended and Restated Shareholders Agreement, dated as of February 13, 2006, as amended, by and among the Company, the Sellers, Quadrangle Capital Partners LP and the other shareholders of the Company named therein.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "Third Closing" means the closing of the purchase and sale of the Third Closing Shares pursuant to Section 2.03.

         "Third Closing Date" means the date of the Third Closing.

         (b).Each of the following terms is defined in the Section set forth opposite such term:

Term                                                       Section
---------                                                  --------
Agreement                                                  Preamble
Buyers                                                     Preamble
Closing                                                      2.04
HSR Condition                                                2.02
Initial Shares                                               2.01

Initial Purchase Price                                       2.01
Non-Public Information                                       3.08
Second Closing Purchase Price                                2.02
Second Closing Shares                                        2.02
Sellers                                                    Preamble
Shares                                                     Recitals
Third Closing Purchase Price                                 2.03
Third Closing Shares                                         2.03
VSCC Condition                                               2.02

         Section 1.02. Other Definitional and Interpretative Provisions.
The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all Applicable Law.

                                  ARTICLE 2
                               PURCHASE AND SALE

         Section 2.01. Initial Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each of the Sellers agree to sell their Pro Rata Percentage of that amount of Shares equal to (i) $59,799,900 divided by (ii) the HSR Value of one share of Common Stock (collectively, the "Initial Shares") to the Buyers, and each of the Buyers, severally and not jointly, agrees to purchase the Initial Shares at the Initial Closing, but in no event shall any Buyer be required to purchase Initial Shares in excess of such Buyer's Maximum Amount. The per share purchase price for the Initial Shares (the "Initial Purchase Price") shall be $26.50 per share of Common Stock, and shall be payable in cash by the Buyers at the Initial Closing as provided in Section 2.04(a).

         Section 2.02. Second Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each of the Sellers agree to sell their Pro Rata Percentage of the remaining number of Shares held by them after the Buyers' compliance with the requirements of the HSR Act and/or the expiration or early termination of the applicable waiting period under the HSR Act (the "HSR Condition") less any Shares the purchase of which would require the prior receipt of an order or consent from the Virginia State Corporation Commission approving the transactions contemplated hereby (the "VSCC Condition") (such remaining number of Shares collectively, the "Second Closing Shares"), severally and not jointly, to the Buyers, and each of the Buyers, severally and not jointly, agrees to purchase the Second Closing Shares at the Second Closing, but in no event shall any Buyer be required to purchase Second Closing Shares which, when aggregated with any Initial Closing Shares purchased by such Buyer, would be in excess of such Buyer's Maximum Amount. The per share purchase price for the Second Closing Shares (the "Second Closing Purchase Price") shall be equal to (i) $26.50 plus (ii) interest on $26.50 at a rate of 8% per annum calculated on a daily basis from the Initial Closing Date to the Second Closing Date, and shall be payable in cash by the Buyers at the Second Closing as provided in Section 2.04(b).

         Section 2.03. Third Purchase And Sale. Upon the terms and subject to the conditions of this Agreement, each of the Sellers agree to sell the remaining number of Shares held by them subsequent to the later of (i) the Second Closing and (ii) the satisfaction of the VSCC Condition (such remaining number of Shares collectively, the "Third Closing Shares"), severally and not jointly, to the Buyers, and each of the Buyers, severally and not jointly, agrees to purchase the Third Closing Shares at the Third Closing, but in no event shall any Buyer be required to purchase Third Closing Shares which, when aggregated with any Initial Closing Shares or Second Closing Shares purchased by such Buyer, would be in excess of such Buyer's Maximum Amount. The per share purchase price for the Third Closing Shares (the "Third Closing Purchase Price") shall be equal to (x) $26.50 plus (y) interest on $26.50 at a rate of 8% per annum calculated on a daily basis from the Initial Closing Date to the Third Closing Date and shall be payable in cash by the Buyers at the Third Closing as provided in Section 2.04(c).

         Section 2.04. Closings. Each Closing shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or at such other place as the parties may agree in writing. The Initial Closing shall take place on the fifth Business Day after the date hereof, or, in the event that the applicable conditions set forth in Article 7 have not been satisfied by such date, no later than three (3) Business Days after satisfaction of the applicable conditions set forth in Article 7, or at such other time as the Buyers and Sellers may agree. The Second Closing shall take place as soon as possible after the Initial Closing, but in no event later than three (3) Business Days after satisfaction of the applicable conditions set forth in Article 7, or at such other time as the Buyers and Sellers may agree. The Third Closing shall take place as soon as possible after the Second Closing, but in no event later than three (3) Business Days, after satisfaction of the applicable conditions set forth in Article 7, or at such other time as the Buyers and Sellers may agree.

     (a) At the Initial Closing:

          (i) Each Buyer shall deliver to the Sellers cash in an amount equal to the Initial Purchase Price multiplied by the number of Initial Closing Shares purchased by such Buyer, in immediately available funds by wire transfer to an account designated by the Sellers, by notice to such Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Initial Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount); and

          (ii) The Sellers shall deliver to each Buyer certificates evidencing the number of Initial Shares purchased by such Buyer, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required medallion guarantee thereof.

     (b) At the Second Closing:

          (i) Each Buyer shall deliver to the Sellers cash in an amount equal to the Second Closing Purchase Price multiplied by the number of Second Closing Shares purchased by such Buyer, in immediately available funds by wire transfer to an account designated by the Sellers, by notice to such Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Second Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount); and

          (ii) The Sellers shall deliver to each Buyer certificates evidencing the number of Second Closing Shares purchased by such Buyer, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required medallion guarantee thereof.

     (c) At the Third Closing:

          (i) Each Buyer shall deliver to the Sellers cash in an amount equal to the Third Closing Purchase Price multiplied by the number of Third Closing Shares purchased by such Buyer, in immediately available funds by wire transfer to an account designated by the Sellers, by notice to such Buyer, which notice shall be delivered not later than two Business Days prior to the Third Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount); and

          (ii) The Sellers shall deliver to each Buyer certificates evidencing the number of Third Closing Shares purchased by such Buyer, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required medallion guarantee thereof.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller, severally and not jointly, represents and warrants to the Buyers as of the date hereof and as of each Closing Date that:

         Section 3.01. Organization and Power. Such Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction and has all entity powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

         Section 3.02. Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within the entity powers of such Seller and have been duly authorized by all necessary entity action on the part of such Seller. This Agreement constitutes a valid and binding agreement of such Seller.

         Section 3.03. Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) as required to be made with the Virginia State Corporation Commission.

         Section 3.04. Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) violate its constituent documents (including its charter, by-laws, articles of association or limited partnership agreement, as applicable), (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, or constitute a default under any provision of any agreement or other instrument binding upon such Seller or (iv) violate any judgment, decree or order applicable to such Seller.

         Section 3.05. Ownership of Shares. Such Seller is the record and beneficial owner of its respective Initial Shares, Second Closing Shares and Third

Closing Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares) other than as set forth in the Shareholders Agreement or as applicable under securities laws generally, and will transfer and deliver to the Buyers at the Closing valid title to such shares free and clear of any Lien and any such limitation or restriction other than as set forth in the Shareholders Agreement or as applicable under securities laws generally.

         Section 3.06. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the Knowledge of such Seller, threatened against or affecting, such Seller before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         Section 3.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from the Buyer or the Company in connection with the transactions contemplated by this Agreement.

         Section 3.08. No Reliance. Such Seller (i) is not relying upon any representations except those expressly set forth in this Agreement; (ii) has not relied on the Company or any of the Buyers for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own decisions based upon its own judgment and not upon any view expressed by the Buyers, the Company or any of their respective agents; and (iii) is entering into this Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks. Such Seller acknowledges that: (a) the Buyers may possess and may hereafter possess certain non-public information concerning the Company and its Affiliates that may or may not be independently known to such Seller (the "Non-Public Information") which may constitute material information with respect to the transactions contemplated by this Agreement, and (b) each Seller hereby agrees to sell the Shares to the Buyers notwithstanding that it is aware that Non-Public Information exists and that the Buyers may not have disclosed such Non-Public Information to such Seller. Such Seller acknowledges and represents and warrants to the Buyers that: (a) the Buyers have no obligations to such Seller to disclose any such Non-Public Information and no fiduciary obligations to such Seller and (b) such Seller is a sophisticated and accredited investor (as defined under Rule 501(a) of Regulation D under the Securities Act of 1933, as amended) with respect to the purchase and sale of the Shares.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Each Buyer, severally and not jointly, represents and warrants to the Sellers as of the date hereof and as of each Closing Date that:

         Section 4.01. Corporate Existence and Power. Such Buyer is duly formed, validly existing and in good standing under the laws of its jurisdiction and has all entity powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

         Section 4.02. Authorization. The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the entity powers of such Buyer and have been duly authorized by all necessary entity action on the part of such Buyer. This Agreement constitutes a valid and binding agreement of such Buyer.

         Section 4.03. Governmental Authorization. The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) as required to be made with the Virginia State Corporation Commission.

         Section 4.04. Noncontravention. The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate its constituent documents (including its charter, by-laws, articles of association or limited partnership agreement, as applicable), (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law, (iii) require any consent or other action by any Person under, or constitute a default under, any provision of any agreement or other instrument binding upon such Buyer or (iv) violate any judgment, decree or order applicable to such Buyer.

         Section 4.05. Purchase for Investment. Such Buyer is purchasing Initial Shares, Second Closing Shares and Third Closing Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Initial Shares, Second Closing Shares and Third Closing Shares and is capable of bearing the economic risks of such investment.

         Section 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of such Buyer threatened against or affecting, such Buyer before any arbitrator or any Governmental

Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         Section 4.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Sellers or the Company in connection with the transactions contemplated by this Agreement.

         Section 4.08. No Reliance. Such Buyer (a) is not relying upon any representations except those expressly set forth in this Agreement; (b) has not relied on the Buyers for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own decisions based upon its own judgment and not upon any view expressed by the Sellers or any of their agents; and (c) is entering into this Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks. Such Buyer acknowledges that: (a) each Seller may possess and may hereafter possess Non-Public Information which may constitute material information with respect to the transactions contemplated by this Agreement and (b) each Buyer hereby agrees to purchase the Shares from the Sellers notwithstanding that it is aware that Non-Public Information exists and that the Sellers may not have disclosed such Non-Public Information to such Buyer. Such Buyer acknowledges and represents and warrants to the Sellers that: (a) the Sellers have no obligations to such Buyer to disclose any such Non-Public Information and no fiduciary obligations to such Buyer and
(b) Buyer is a sophisticated and accredited investor (as defined under Rule 501(a) of Regulation D under the Securities Act of 1933, as amended) with respect to the purchase and sale of the Shares.

                                   ARTICLE 5
                                    RELEASE

         Each Seller agrees that:

         Section 5.01. Release of Claims. On and as of the Third Closing, each Seller waives and releases, with respect to the Released Claims, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law. Each Seller hereby acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but such Seller hereby expressly agrees that, on and as of the Third Closing Date, it shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non contingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

                                  ARTICLE 6
                        COVENANTS OF BUYERS AND SELLERS

         The Buyers and Sellers agree that:

         Section 6.01. Notices Of Certain Events. The Sellers shall promptly notify the Buyers of, and the Buyers shall promptly notify the Sellers of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting any party that relate to the consummation of the transactions contemplated by this Agreement;

          (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.02 and Section
     7.03 not to be satisfied; and

          (e) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

         provided, however, that the delivery of any notice pursuant to this
Section 6.01 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

         Section 6.02. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, the Buyers and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws applicable to such Buyer or Seller to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby that would materially and adversely affect such party or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its businesses, assets or properties.

         (b) In furtherance and not in limitation of the foregoing, Buyers shall comply, and representatives of Buyers and Sellers shall instruct the Company to comply, at the earliest practicable date with any request from the Virginia State Corporation Commission for additional information, documents or other materials and shall seek satisfaction of the VSCC Condition as promptly as practicable. Buyers shall file the required notifications under the HSR Act, requesting early termination of the applicable waiting period under the HSR Act, within five (5) Business Days of this Agreement and Buyers and Sellers shall instruct the Company to comply, at the earliest practicable date, with its obligations under the HSR Act. Buyers acknowledge and agree that notwithstanding anything to the contrary set forth herein, using their reasonable best efforts to satisfy the VSCC Condition and the HSR Condition are the obligations of the Buyers and not the Sellers.

         Section 6.03. Certain Filings. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 6.04. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE 7
                             CONDITIONS TO CLOSING

         Section 7.01. Conditions to Obligations of the Buyers and Sellers. The obligations of the Buyers and Sellers to consummate the Closings are subject to the satisfaction of the following conditions:

          (a) Only with respect to the Second Closing, the expiration or termination of any applicable waiting period under the HSR Act relating to the transactions contemplated hereby.

          (b) Only with respect to the Third Closing, the receipt of an order or consent from the Virginia State Corporation Commission approving the transactions contemplated hereby.

          (c) No provision of any Applicable Law shall prohibit the consummation of the applicable Closing.

         Section 7.02. Conditions to Obligation of Buyer. The obligation of each Buyer to consummate each Closing is subject to the satisfaction of the following further conditions:

          (a) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the applicable Closing Date;

          (b) The representations and warranties of each Seller contained in this Agreement and in any certificate or other writing delivered by each Seller pursuant hereto shall be true in all material respects at and as of the applicable Closing Date as if made at and as of such date; and

          (c) The Buyers shall have received a certificate signed by an authorized officer of each Seller or its general partner or managing member to the foregoing effect.

         Section 7.03. Conditions to Obligation of Seller. The obligation of each Seller to consummate each Closing is subject to the satisfaction of the following further conditions:

          (a) Each Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the applicable Closing Date;

          (b) The representations and warranties of each Buyer contained in this Agreement and in any certificate or other writing delivered by each Buyer pursuant hereto shall be true in all material respects at and as of the applicable Closing Date as if made at and as of such date; and

          (c) The Sellers shall have received a certificate signed by an authorized officer of each Buyer or its general partner or managing member to the foregoing effect.

                                  ARTICLE 8
                                   SURVIVAL

         Section 8.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or until the latest date permitted by law.

                                  ARTICLE 9
                                 TERMINATION

         Section 9.01. Grounds for Termination. This Agreement may be terminated with respect to any Closing which has not been consummated:

          (a) by mutual written agreement of the parties;

          (b) by either the Sellers or Buyers if all Closings shall not have been consummated on or before the expiration of the 270-day period beginning on the date hereof (provided that neither the Buyers nor Sellers shall have the right terminate this Agreement with respect to any Closing if the terminating party's breach of this Agreement has caused the applicable Closing not to have occurred by the end of such period); or

          (c) by either the Sellers or the Buyers if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 9.01(b) or 9.01(c) shall give notice of such termination to the other party. No termination of this Agreement shall have any effect on the transactions consummated at any Closing which has occurred prior to such termination.

         Section 9.02. Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) intentional failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 10.04,

10.06, 10.07 and 10.08 shall survive any termination hereof pursuant to
Section 9.01.

                                  ARTICLE 10
                                 MISCELLANEOUS

         Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to any Buyer, to:

                  Quadrangle Capital Partners II LP
                  375 Park Avenue
                  New York, NY  10152
                  Attention: Michael Bertisch
                  Fax: (212) 731-4119

         with a copy (which shall not constitute notice) to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention:  Phillip R. Mills
                  Fax:  (212) 450-3800

         if to any Seller, to:

                  Citigroup Venture Capital Equity Partners, L.P.
                  Park Avenue Plaza
                  55 East 52nd Street, 34th Floor
                  New York, NY 10055
                  Attention:  Michael A. Delaney
                  Fax:  (212) 752-5809

         with a copy (which shall not constitute notice) to:

                  Dechert LLP
                  Cira Centre
                  2929 Arch Street
                  Philadelphia, PA  19104
                  Attention:  Geraldine A. Sinatra
                  Fax:  (215) 994-2222

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         Section 10.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.03. Effect of any Stock Split, Reorganization, etc. The number of Initial Shares, Second Closing Shares and Third Closing Shares and the Initial Purchase Price, the Second Closing Purchase Price and the Third Closing Purchase Price shall be adjusted to reflect the effect of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other similar change with respect to the Common Stock occurring after the date hereof and prior to the applicable Closing.

         Section 10.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that each Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after any Closing Date, to any Person; provided that no such transfer or assignment shall relieve such Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such Buyer.

         Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

         Section 10.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

         Section 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 10.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the Company and their respective successors and assigns.

         Section 10.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                        QUADRANGLE CAPITAL PARTNERS II LP

                        By:    Quadrangle GP Investors II LP, as its
                               General Partner

                        By:    QCP GP Investors II LLC, as its
                               General Partner

                        By: ___________________________
                            Name:
                            Title:



                        QUADRANGLE SELECT PARTNERS II LP

                        By:    Quadrangle GP Investors II LP, as its
                               General Partner

                        By:    QCP GP Investors II LLC, as its
                               General Partner

                        By: ___________________________
                            Name:
                            Title:



                        QUADRANGLE CAPITAL PARTNERS II-A LP

                        By:    Quadrangle GP Investors II LP, as
                               its General Partner

                        By:    QCP GP Investors II LLC, as its
                               General Partner

                        By: ___________________________
                            Name:
                            Title:

                        CVC EXECUTIVE FUND LLC

                        By:    Citigroup Venture Capital GP
                               Holdings, Ltd., as managing member

                        By: ___________________________
                            Name:
                            Title:



                        CVC/SSB EMPLOYEE FUND, L.P.

                        By:    CVC Partners LLC, as its General
                               Partner

                        By:    Citigroup Venture Capital GP
                               Holdings, Ltd., as its Managing
                               Member

                        By:___________________________
                           Name:
                           Title:



                        CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.

                        By:    CVC Partners LLC, as its General
                               Partner

                        By:    Citigroup Venture Capital GP
                               Holdings, Ltd., as its Managing
                               Member

                        By:___________________________
                           Name:
                           Title:

                                   Exhibit A


                                               Maximum Amount of Shares
                                                of Common Stock to be
          Buyer                                      Purchased
-----------------------------------            -------------------------
Quadrangle Capital Partners II LP                    4,622,865
Quadrangle Select Partners II LP                       119,741
Quadrangle Capital Partners II-A LP                    785,616